Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

RED CONDOR, INC.,

ST. BERNARD SOFTWARE, INC.

AND WITH RESPECT TO SECTION 2.6 AND ARTICLES V AND X,

THE NOTEHOLDERS OF RED CONDOR, INC.

July 28, 2010

4.24	Intellectual Property	26
4.25	Labor Matters	29
4.26	Employee Benefit Plans	31
4.27	Environmental Matters	31
4.28	Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney	31
4.29	Affiliate Transactions	32
4.30	Accounts Receivable; Accounts Payable	32
4.31	Books and Records	32
4.32	Reorganization	33
4.33	Disclaimer of Other Representations and Warranties	33
4.34	Disclosure	33

ARTICLE V ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER AND NOTEHOLDERS		34

5.1	No Registration	34
5.2	Investment Intent	34
5.3	Investment Experience	34
5.4	Speculative Nature of Investment	34
5.5	Access to Data	34
5.6	Accredited Investor	35
5.7	Rule 144	35
5.8	Authorization	35
5.9	Brokers or Finders	36
5.10	Tax Advisors	36
5.11	Legends	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		37

6.1	Organization and Qualification	37
6.2	Authorization; Enforceability	37
6.3	No Violation or Conflict	37
6.4	Governmental Consents and Approvals	37
6.5	Brokers	38
6.6	Capitalization	38
6.7	Absence of Changes	38
6.8	SEC Reports	38
6.9	Litigation	39
6.10	Disclaimer of Other Representations and Warranties	39
6.11	Disclosure	39

ARTICLE VII COVENANTS		40

7.1	Performance	40
7.2	Conduct of Business Pending Closing	40
7.3	Regulatory and Other Authorizations; Notices and Consents	42
7.4	Access to Books and Records	43
7.5	Confidentiality	44

7.6	Use of Intellectual Property	45

ARTICLE VIII EMPLOYEE MATTERS		45

8.1	Offer of Employment	45

ARTICLE IX CONDITIONS PRECEDENT TO CLOSING; TERMINATION		45

9.1	Conditions Precedent to the Obligations of Purchaser	45
9.2	Conditions Precedent to the Obligations of the Seller	48
9.3	Termination	50

ARTICLE X INDEMNIFICATION		51

10.1	Escrow Fund	51
10.2	Survival of Representations, Warranties and Covenants	51
10.3	Investigation	51
10.4	Definitions	51
10.5	Indemnification Generally; Limitations	52
10.6	Assertion of Claims	53
10.7	Noteholders’ Representative	53
10.8	Actions of the Noteholders’ Representative	54
10.9	Notice and Defense of Third Party Claims	54

ARTICLE XI MISCELLANEOUS		56

11.1	Notices	56
11.2	Entire Agreement	57
11.3	Binding Effect	57
11.4	Assignment	57
11.5	Modifications and Amendments	57
11.6	Waivers and Consents	57
11.7	No Third Party Beneficiary	57
11.8	Severability	57
11.9	Publicity	58
11.10	Governing Law; Jurisdiction	58
11.11	Judicial Reference	58
11.12	Counterparts	59
11.13	Headings	59
11.14	Expenses	59
11.15	No Brokers	59
11.16	Bulk Sales Law	59
11.17	Further Assurances	59

EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Bill of Sale
EXHIBIT B	Contracts
EXHIBIT C	Excluded Assets
EXHIBIT D	Form of Assumption Agreement
EXHIBIT E	Assumed Liabilities
EXHIBIT F	Disclosure Schedule
EXHIBIT G	Form of Limited Release
EXHIBIT H	Form of Offer Letter
EXHIBIT I	Form of Proprietary Information and Invention Assignment Agreement
EXHIBIT J	Form of Escrow Agreement

SCHEDULE I	Schedule of Noteholders

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of July 28, 2010 by and among Red Condor, Inc., a Delaware corporation (the “Seller”), St. Bernard Software, Inc., a Delaware corporation (the “Purchaser”) and with respect to Section 2.6, Articles V and X only, the individuals and entities listed on Schedule I attached hereto (collectively, the “Noteholders”).

RECITALS

WHEREAS, the Seller is a Software, Hardware and service provider of security solutions that help businesses secure their email communications (the “Business”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain assets of the Seller used in or relating to the Business and the Purchaser is willing to assume certain liabilities of the Seller relating to the Business, all upon the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Purchaser to enter into the Agreement, the Purchaser and certain stockholders of the Seller (the “Lenders”) will enter into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which the Purchaser shall issue certain subordinated convertible promissory notes to the Lenders;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Purchaser to enter into this Agreement, each employee of Seller identified on Schedule 7.1 hereto executed an employee offer letter (each, an “Offer Letter”) and a proprietary information and invention assignment agreement (each, a “PIIA”) with the Purchaser, which shall become effective upon the Closing; and

WHEREAS, the Seller, Purchaser and the Noteholders desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 5% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 5% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, officer or employee of such Person.

“Affiliate Transaction” has the meaning set forth in Section 4.29.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement and the Escrow Agreement.

“Assumption Agreement” has the meaning set forth in Section 2.3.

“Assumed Contracts” has the meaning set forth in Section 2.1(i).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” has the meaning set forth in Section 2.1.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of San Diego, California.

“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” has the meaning set forth in Section 3.3.

“Closing Shares” has the meaning set forth in Section 3.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral in which the Seller is a party.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Customer” means a Person to whom Seller provides, provided, or will provide products or services in connection with or as part of the Business.

“Customer Contract” means any Contract entered into by and between (a) Seller or Purchaser and (b) a Customer.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Documents” means this Agreement together with the Ancillary Agreements, the Schedules and Exhibits hereto and thereto and the Disclosure Schedule and the other agreements, documents and instruments executed in connection herewith.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.26.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means that certain escrow agreement among the Seller, Purchaser and the Escrow Agent, in the form of Exhibit J attached hereto.

“Escrow Shares” has the meaning set forth in Section 3.2.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Event of Indemnification” has the meaning set forth in Section 10.4(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 4.14(a).

“Financial Statements Date” has the meaning set forth in Section 4.14(a).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss and all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness referred to in clauses (a) through (g) includes all obligations, including without limitation, principal, accrued and unpaid interest, penalties, fees and premiums.

“Indemnified Person” has the meaning set forth in Section 10.4(b).

“Indemnifying Person” has the meaning set forth in Section 10.4(c).

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, including but not limited to, the trade names set forth in the Disclosure Schedules, and the corporate name, “Red Condor, Inc.”,  (e) Copyrights, (g) Software, websites and the internet domain name in Universal Resource Locator form (“URL”) set forth in the Disclosure Schedule, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (m) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights described above.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means (a) in the case an individual, knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (b) in the case of a Person (other than an individual) such Person will be deemed to have knowledge of a particular fact or other matter if (i) any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter, or (ii) such Person could reasonably be expected to discover or otherwise become aware of such fact or other matter.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Leased Real Property” means the real property leased by the Seller as tenant, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leases” has the meaning set forth in Section 4.18(e).

“Lenders” has the meaning set forth in the recitals to this Agreement.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“License Agreements” has the meaning set forth in Section 4.24(c).

“Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed by the Seller from a third party, including the License Agreements.

“Liens” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, claim, security interest, security title, attachment, easement or encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code (as the same may, from time to time, be in effect in the State of California) or comparable law of any jurisdiction) or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Losses” has the meaning set forth in Section 10.4(d).

“Material Adverse Effect” means with respect to Seller, any circumstance, change in, or effect on, the Business or Purchased Assets that, individually or in the aggregate with any other circumstances, changes in, or effects on, such party and/or its Business or Purchased Assets (a) is, or could reasonably be expected to be, materially adverse to the Business, Purchased Assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of Seller, or (b) could reasonably be expected to materially adversely affect the ability of Seller to operate or conduct Seller’s business in the manner in which it is currently operated or conducted, or contemplated to be conducted, except to the extent that any such Material Adverse Effect primarily results from (A) adverse changes or developments in financial or securities markets or in connection with general economic, political or regulatory condition (provided that such changes do not affect the Seller disproportionately as compared to the Seller’s competitors); (B) changes or developments affecting the industry generally in which the Purchaser operates (provided that such changes do not affect the Purchaser disproportionately as compared to the Purchaser’s competitors) or (C) any action or omission of Seller taken at the prior written consent of Purchaser; and with respect to Purchaser, any circumstance, change in, or effect on, the business, assets, properties or operations of Purchaser that, individually or in the aggregate with any other circumstances, changes in, or effects on, Purchaser and/or its business, assets, properties or operations (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of Purchaser, or (b) could reasonably be expected to materially adversely affect the ability of Purchaser to operate or conduct Purchaser’s business in the manner in which it is currently operated or conducted, or contemplated to be conducted; except to the extent that any such Material Adverse Effect primarily results from (A) adverse changes or developments in the general economic or regulatory condition (provided that such changes do not affect the Purchaser disproportionately as compared to the Purchaser’s competitors); (B) changes or developments affecting the industry generally in which the Purchaser operates (provided that such changes do not affect the Purchaser disproportionately as compared to the Purchaser’s competitors) or (C) any action or omission of Purchaser taken at the prior written consent of Seller.

“Material Contract” shall have the meaning given to it in Section 4.7(a).

“Note Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Noteholders” has the meaning set forth in the recitals to this Agreement.

“Noteholders’ Representative” means William Baumel.

“Offer Letter” shall have the meaning given to it in Section 8.1.

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property in and to which the Seller has, or has a right to hold, right, title and interest.

“Owned Real Property” means the real property owned by the Seller, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“PIIA” has the meaning given to it in the recitals of this Agreement.

“Plan” has the meaning given to it in Section 4.26.

“Prepaid Customer Contract” means a Contract with a customer of the Seller which has been paid, in part or in full, upfront by such customer and under which the Seller has a continuing obligation to provide services to such customer up to the amount of such upfront payment.

“Public Software” shall mean any software that is (i) distributed as free software or as open source software (e.g., Linux), or (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Proprietary Rights through any means, or (iii) derived from in any manner (in whole or in part), links to, relies on, is distributed with, incorporates or contains any software described in (i) or (ii) above.  Public Software includes without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following (each a “Public Software License”): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative ) licenses as listed on the opensource.org web site.  Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License, and the Beer-Ware Public Software Licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software”.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Shares” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the recitals to this Agreement.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to the Seller in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” shall mean any rule or regulation of any Governmental Authority.

“Reorganization” shall mean the merger of Red Condor, Inc., a California corporation, into and with Seller

“Rohnert Park Lease” shall mean a certain Lease dated September 22, 2006 by and between Seller, as tenant, and Sonoma Mountain Village LLC and KDRP LLC, as landlord, as amended by the First Amendment to Lease dated June 14, 2007, Second Amendment to Lease dated August 7, 2007, Third Amendment to Lease dated October 25, 2007 and Fourth Amendment to Lease dated May 6, 2008.

“SEC Reports” shall mean all reports required to be filed by the Purchaser under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as the Purchaser was required by law to file such material).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the recitals to this Agreement.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Seller and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subordinated Convertible Promissory Note” has the meaning given to it in the recitals of this Agreement.

“Subsidiary” or “Subsidiaries” of a specified Person means any other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting securities or other securities convertible into voting securities, or which may effectively be controlled, directly or indirectly, by such Person.

“Survival Date” has the meaning set forth in Section 10.2.

“Tangible Personal Property” has the meaning set forth in Section 4.19(a).

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or other taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Third Party Claim” has the meaning set forth in Section 10.7.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

ARTICLE II

PURCHASE AND SALE

2.1   Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, assign, transfer, convey and deliver to the Purchaser pursuant to a Bill of Sale (the “Bill of Sale”) in substantially the form of Exhibit A attached hereto, and the Purchaser agrees to purchase from the Seller, free and clear of all Liens, all of the assets and property used in connection with or otherwise relating to the Business (other than the Excluded Assets), in an as-is and where-is condition, whether real or personal, tangible or intangible, of every kind and description and whether or not specifically referred to in this Agreement (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)   Machinery, Equipment and Furniture.  All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by the Seller at the locations at which the Business is conducted, or otherwise owned or held by the Seller at the Closing Date for use in the conduct of the Business, including, without limitation, the furniture, fixtures, equipment, machinery and tangible personal property listed in Schedule 4.20;

(b)   Accounts Receivable.  All Receivables;

(c)   Books and Records.  All books and records (other than those required by law to be retained by the Seller, copies of which will be made available to the Purchaser) including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

(d)   Goodwill.  The goodwill of the Seller relating to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller and the right to use any words indicating that the Business is so carried on, including the exclusive right to use the name “Red Condor, Inc.”, or any variation thereof, as part of the name or style under which the Business or any part thereof is carried on by the Purchaser;

(e)   Intellectual Property.  All the Seller’s right, title and interest in, to and under the Licensed Intellectual Property and the Owned Intellectual Property of the Seller;

(f)   Claims and Causes of Action.  All Actions of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) pertaining to or arising out of the Business, and inuring to the benefit of the Seller, together with any and all Liens granted or otherwise available to Seller as security for collection of any of the foregoing;

(g)   Prepaid Expenses.  All prepaid expenses of the Seller;

(h)   Cash.  All of the Cash of the Seller as of the Closing Date and any additional Cash received by Seller related to the Purchased Assets after the Closing Date, including without limitation, Cash from the return of insurance premiums, which Seller will hold in trust for Purchaser and transfer to Purchaser as soon as practicable and in any event within 15 days.

(i)   Contracts.  All rights under the Contracts listed in Exhibit B together with all of the Seller’s claims or rights of action now existing or hereafter arising thereunder (the “Assumed Contracts”); and

(j)   Hardware and Software.  All of the Seller’s Information Systems and other Hardware, Software and Databases, including, without limitation, all rights under licenses and other agreements or instruments related thereto.

2.2   Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following property and assets of the Seller (collectively, the “Excluded Assets”):

(a)   Income Taxes.  All income tax installments paid by the Seller and the right to receive any refund of income taxes paid by the Seller;

(b)   Excluded Contracts.  All rights under Contracts together with all of the Seller’s claims or rights of action now existing or hereafter arising thereunder except for those Contracts listed in Exhibit B attached hereto (the “Excluded Contracts”);

(c)   Organization and Stock Records.  All corporate records related to the Seller’s corporate legal organization and capitalization, including, but not limited to, the Seller’s minute book and stock record book, but not including records of the Business relating to operation of the Business described in Section 2.1(c); and

(d)   The Excluded Assets listed in Exhibit C attached hereto.

2.3   Assumed Liabilities.  At the Closing, the Purchaser shall execute and deliver the Assignment and Assumption Agreement substantially in the form of Exhibit D attached hereto (the “Assumption Agreement”), pursuant to which, subject to the provisions of Section 2.4, it shall assume and agree to pay, perform and discharge only the following Liabilities of the Seller (the “Assumed Liabilities”):

(a)   Liabilities arising under the Assumed Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof prior to the Closing, except with respect to the Prepaid Customer Contracts, which shall be Assumed Liabilities); and

(b)   The Liabilities set forth on Exhibit E attached hereto.

2.4   Excluded Liabilities.  The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of the Seller other than the Assumed Liabilities (the “Excluded Liabilities”), including without limitation, any Excluded Contracts.

2.5   Collection of Receivables.  The Seller agrees that, from and after the Closing Date, the Purchaser shall have the right and authority to collect for its own account the Receivables, subject to the provisions hereof, and to endorse with the name of the Seller all checks received on account of the Receivables.  The Seller agrees that it will, within one Business Day, transfer, assign and deliver to the Purchaser all cash and other property which it may receive with respect to any Receivable from and after the Closing Date, and pending any such delivery to the Purchaser of any such property, the Seller shall hold any such property in trust for the benefit of the Purchaser.

2.6   Cancellation of Certain Indebtedness.  As of the Closing Date, each Noteholder agrees to cancel and extinguish the promissory note(s) of the Seller that such Noteholder holds in exchange for its pro rata share of the Purchase Shares.  Each Noteholder agrees to take all such actions as may be reasonably requested by the Seller and Purchaser to document the cancellation and extinguishment of such promissory note(s) of the Seller held by such Noteholder, including without limitation, executing and delivering at the Closing a limited release (the “Limited Release”) in favor of the Seller and Purchaser stating that the consideration received by such Noteholder at the Closing is in full satisfaction of all debts and liabilities of the Seller owed to such Noteholder in connection with the promissory note(s) of the Seller and that the Purchaser is not a successor in interest to the Seller and shall not have any liability to such Noteholder for any liabilities of Seller other than the Assumed Liabilities, in substantially the form attached hereto as Exhibit E.

2.7   Full Possession. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall put Purchaser into full and actual possession, enjoyment and operating control of the Purchased Assets.  The sale of the Purchased Assets contemplated hereby shall be effected by the Assumption Agreement to vest in Purchaser all of the rights, title and interests of Seller in the Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers, and the satisfaction or termination of any required waiting periods under any applicable law, to such sale of the Purchased Assets, to put Buyer in full and actual possession, enjoyment and operating control of the Assets.

ARTICLE III

PURCHASE PRICE

3.1   Purchase Price.  As consideration for the purchase of the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties, Purchaser will (a) issue to the Seller up to 2,416,272 shares of the Seller’s Common Stock, par value $0.01 (the “Purchase Shares”); and (b) assume the Assumed Liabilities (collectively, the “Purchase Price”).

3.2   Payment of Purchase Price.  Purchaser shall pay the Seller the Purchase Price as follows:

(a)   At the Closing, Purchaser shall issue and deliver to the Seller 1,933,018 of the Purchase Shares (the “Closing Shares”); and

(b)   At the Closing, Purchaser shall deposit or cause to be deposited 483,254 of the Purchase Shares (the “Escrow Shares”) with the Escrow Agent in accordance with the terms of the Escrow Agreement.

3.3   Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 5 Palo Alto Square, 6th Floor, 3000 El Camino Real, Palo Alto, CA 94306 at 10:00 A.M. (local time) on July 30, 2010, or at such other place or time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

3.4   Transfer Taxes.  The Seller shall be liable for and shall pay all federal and state sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Seller to the Purchaser.

3.5   Allocation.  The Purchase Price shall be allocated in accordance with the allocations and methodologies on Schedule 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to the disclosures set forth in the disclosure schedule attached hereto as Exhibit F (the “Disclosure Schedule”) delivered to the Purchaser concurrently with the parties’ execution of this Agreement (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates and each of which disclosures shall also be deemed to be representations and warranties made by the Seller to the Purchaser under this Article IV), the Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

4.1   Organization and Qualification.  Except as set forth in Schedule 4.1, the Seller is (i) a corporation duly organized, validly existing and in good standing under the laws of Delaware, and (ii) duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 4.1, such jurisdictions being the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on the Business or any of the Purchased Assets.

4.2   Subsidiaries and Affiliates.  The Seller has not, nor does it currently, own or control, directly or indirectly, any interest in any Affiliate or Subsidiary.

4.3   Charter, By-Laws and Corporate Records.  The Seller has delivered to Purchaser true, correct and complete copies of each of (a) the Certificate of Incorporation of the Seller, as amended and in effect on the date hereof, (b) the By-Laws of the Seller, as amended and in effect on the date hereof.  The Seller is in compliance with, and not in default or violation of, its Certificate of Incorporation and By-Laws.

4.4   Capitalization.  The authorized capital stock of the Seller consists of (i) 60,000,000 shares of common stock, $0.0001 par value per share, of which 1,032,660 shares are issued and outstanding, and (ii) 41,379,496 shares of preferred stock, $0.0001 par value per share, 2,069,009 of which are designated as Series A-1 Preferred Stock, 2,069,009 of which are issued and outstanding, 15,308,087 of which are designated as Series A-2 Preferred Stock, 15,308,087 of which are issued and outstanding and 24,002,400 of which are designated as Series B Preferred Stock, 9,107,979 of which are issued and outstanding. A complete list of the capital stock of the Seller which has been previously issued and the names in which such capital stock is registered on the stock transfer book of the Seller is set forth in Schedule 4.4.  All the outstanding shares of capital stock of the Seller have been duly authorized and are validly issued, fully paid and nonassessable.  The offer and sale of all capital stock and other securities of the Seller previously issued by the Seller complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission with respect thereto. The designations, powers, preferences, rights (including the liquidation rights), qualifications, limitations and restrictions in respect of the capital stock of the Seller are as set forth in the Seller’s Certificate of Incorporation, as amended, a copy of which has been provided to Purchaser.  Except as set forth in Schedule 4.4, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Seller.

4.5   Authorization; Enforceability.  The Seller has the corporate power and authority to own, hold, lease and operate its properties and assets, including without limitation the Purchased Assets, and to carry on the Business as currently conducted.  The Seller has the corporate power and authority to execute, deliver and perform this Agreement, the other Documents and each other instrument or document required to be executed, delivered and performed by it under this Agreement or the Documents.  The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Seller and its stockholders, and no other no other action on the part of the Seller or its stockholders is necessary in order to give effect thereto.  This Agreement and each of the other Documents to be executed and delivered by the Seller have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Seller, enforceable against the Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.6   No Violation or Conflict.  Except as set forth in Schedule 4.6, none of (a) the execution and delivery by the Seller of this Agreement and the other Documents to be executed and delivered by the Seller, (b) consummation by the Seller of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Seller at the Closing, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Seller, (ii) conflict with or violate any Law, Order or Permit applicable to the Seller or by which the Seller’s properties are bound or affected (including, but not limited to, any applicable bulk sale, bulk transfer or similar laws in all jurisdictions), or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of the Seller pursuant to, any Contract or other instrument or obligation to which the Seller is a party or by which the Seller or its properties are bound or affected except, in the case of clause (b) or (c) above, for any such conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect.

4.7   Contracts

(a)           Schedule 4.7(a) lists each of the Contracts to which the Seller is a party or by which it or any of its properties or assets may be bound which is or may become material to the Business, any of the Purchased Assets or any of the Assumed Liabilities, including, without limitation, the following Contracts (each of such Contracts being a “Material Contract” and, collectively, being the “Material Contracts”):

(i)   each Contract, invoice, or purchase order for the purchase of materials or personal property with any supplier or for the furnishing of services to the Seller or otherwise related to the Business under the terms of which the Seller: (A) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2010, (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such Contract, or (C) cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice, or (D) was not entered into in the ordinary course of business;

(ii)   each Contract, invoice, or sales order for the sale of personal property or for the furnishing of services by the Seller which: (A) is likely to involve consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2010, (B) is likely to involve consideration of more than $10,000 in the aggregate over the remaining term of such Contract, (C) cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice, or (D) was not entered into in the ordinary course of business;

(iii)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Seller is a party;

(iv)     all management and employment Contracts and Contracts with independent contractors or consultants (or similar arrangements), or any other Contract with any director, officer or employee of the Seller, to which the Seller is a party, and which is not cancelable without penalty or further payment and without more than 30 days’ notice;

(v)      all Contracts relating to Indebtedness of the Seller or an officer or director of the Seller, including, without limitation, any Contracts relating to the guarantee, support, indemnification, assumption, endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(vi)      all Contracts with any Governmental Authority to which the Seller is a party;

(vii)     all Contracts that limit the ability of the Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, and all Contracts involving confidentiality, secrecy or non-disclosure (whether the Seller is an obligors or beneficiaries thereunder);

(viii)    all Contracts between or among the Seller or any other Affiliate of the Seller;

(ix)      all Contracts for capital expenditures which are, in each instance, in excess of $10,000;

(x)   all Contracts pursuant to which the Seller is a lessor of any machinery, equipment, motor vehicle, office equipment, furniture or fixtures, other personal property;

(xi)      all Contracts of the Seller which relate, in whole or in part to any Intellectual Property;

(xii)     all Contracts of the Seller which expire, or may expire if the same are renewed or extended at the option of any Person other than the Seller, one year after the date hereof;

(xiii)    all Contracts of the Seller which relate to partnership, joint venture or other similar arrangement;

(xiv)    all collective bargaining agreements and any other Contract between the Seller and any labor union;

(xv)     all Contracts for providing benefits under any Plan; and

(xvi)    all other Contracts, whether or not made in the ordinary course of the Business, which are material to the Seller or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

(b)   The Seller has delivered or made available to the Purchaser true, correct and complete copies of all Assumed Contracts which are in writing, and Schedule 4.7(a) contains an accurate summary of all Assumed Contracts which are not in writing.  The Seller has paid in full or set aside adequate reserves for all amounts due as of the date hereof under each Material Contract and as of the Closing Date will have satisfied in full all of its liabilities and obligations thereunder due in the ordinary course of business prior to the Closing.

(c)   The Assumed Contracts are in full force and effect and are the valid and binding obligations of the Seller and the other parties thereto, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles.  Except as set forth on Schedule 4.7(c), each Assumed Contract is freely and fully assignable to the Purchaser without penalty or other adverse consequences and no consent of or notice to any third party is required in order to validly assign and transfer the Assumed Contracts to Purchaser.  The Seller has not received notice of default by the Seller under any of the Assumed Contracts and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Seller thereunder.  To the Knowledge of the Seller, none of the other parties to any of the Assumed Contracts is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder.  The Seller has not received notice of the pending or threatened cancellation, revocation or termination of any of the Assumed Contracts, nor does it have Knowledge of any facts or circumstances that could reasonably be expected to lead to any such cancellation, revocation or termination.

(d)   Except to the extent consents are not obtained prior to the Closing or as set forth on Schedule 4.7(d), the continuation, validity and effectiveness of the Assumed Contracts under the current terms thereof will in no way be affected by the execution of this Agreement and the other Documents or the consummation of the transactions contemplated herein and therein.

(e)   None of the Assumed Contracts was entered into outside the ordinary course of business, contains any unusual, onerous or burdensome provisions that could impair or adversely effect in any material way the operations of the Seller or the Business, or is reasonably likely to be performed at a material loss.

4.8   Litigation.  Except as set forth on Schedule 4.8, there is no Litigation or investigation pending or, to the Knowledge of the Seller, threatened against, or otherwise adversely affecting, the Business or the Purchased Assets or rights of Seller relating thereto, before any Court or Governmental Authority, nor does there exist any reasonable basis for any such Litigation.  The Seller is not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, hinder or delay the Seller from consummating the transactions contemplated by this Agreement.  There is no Litigation pending or threatened that might call into question the validity of this Agreement or any of the other Documents or any action taken or to be taken pursuant hereto or thereto, nor does there exist any reasonable basis for any such Litigation.  There is no action by the Seller pending or threatened against any third party with respect to the Business or any of the Purchased Assets.  With respect to all Litigation disclosed on Schedule 4.8, such disclosure includes the parties thereto, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted and the date the matter was referred to Seller’s insurance carrier, a statement as to whether the matter is insured and, if so, the insurance policy applicable to such matter.  None of the matters disclosed on Schedule 4.8 has had or could reasonably be anticipated to have a Material Adverse Effect.

4.9    Brokers.  Except as set forth on Schedule 4.9, the Seller has not employed any financial advisor, broker or finder, and Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.10   Compliance with Law.  Except as set forth in Schedule 4.10, the Seller is, and has conducted and continues to conduct the Business, in compliance with, and is not in default or violation of, all Laws, Orders and other requirements applicable to it or by which any of its assets or properties are bound or affected including, without limitation, those relating to (i) the development, manufacture, packaging, distribution and marketing of products, (ii) employment, safety and health, and (iii) building, zoning and land use.  The Seller is not subject to any Order that adversely affects, individually or in the aggregate, the Business, or its operations, properties, assets or condition (financial or otherwise).  The Seller has not received at any time  any notice or other communication (whether written or oral from any Governmental Authority or other Person regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any Order to which the Seller, the Business or any of the Purchased Assets is or has been subject. There is no existing Law or Order, and the Seller is not aware of any proposed Law or Order, which would prohibit or materially restrict the Purchaser from, or otherwise materially adversely affect the Purchaser in, conducting the Business in any jurisdiction in which such business is now conducted.

4.11   Governmental Consents and Approvals.  Except as set forth in Schedule 4.11, the execution, delivery and performance of this Agreement and the other Documents by the Seller do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.12   No Other Agreements to Purchase.  No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets.

4.13   Receivables.  Schedule 4.13 contains a list of all Receivables as of the Closing Date.  Except as set forth on Schedule 4.13, all Receivables listed on Schedule 4.13 were invoiced prior to the Closing and arose from the Contracts, consistent with past practice, to Persons not affiliated with the Seller and constitute or will constitute, as the case may be, only valid, undisputed claims of the Seller not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business, consistent with past practice and after deducting the reserve for doubtful accounts.  All Receivables reflected on Schedule 4.13 (except as otherwise indicated therein) are owned by the Seller free and clear of any Liens.

4.14     Financial Statements.

(a)   The Seller has delivered to the Purchaser the unaudited balance sheet of the Seller as of and for the period ended May 31, 2010 and the related statements of income, cash flow and stockholders’ equity for the six-month period then ended and the audited balance sheets of the Seller as of December 31, 2009 and December 31, 2008 and the related statements of income, cash flow and stockholders’ equity for the respective twelve-month periods then ended, together with the reports of the Seller’s accountants thereon (the “Financial Statements”).  The Financial Statements are consistent with the books and records of the Seller (which in turn are accurate and correct in all material respects) and present fairly the financial condition and operating results of the Seller as of the date(s) and during the period(s) indicated therein subject to normal year-end adjustments and the absence of footnotes.  Since June 30, 2010 (the “Financial Statements Date”) and except as set forth in the Disclosure Schedule, (i) there has been no change in the assets, liabilities or financial condition of the Business from that reflected in the Financial Statements, except for changes in the ordinary course of business, and (ii) none of the business, prospects, condition (financial or otherwise), operations, property or affairs of the Business has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

(b)   Based on the financial condition of the Seller as of the Closing Date and upon the consummation of the transactions contemplated hereby, (i) the fair saleable value of the Purchased Assets exceeds the amount that will be required to be paid on or in respect of their existing debts and other liabilities (including known contingent liabilities) as they mature; and (ii) the Seller will be solvent.

(c)   The Seller’s Board of Directors has determined that (i) the consideration received by Seller hereunder is full and adequate consideration for the Purchased Assets and Assumed Liabilities and reflects the fair market value of the Purchased Assets and (ii) the Seller shall receive not less than a reasonably equivalent value for the transactions contemplated hereby.

(d)   Schedule 4.14(d) is a true and complete list of the Indebtedness of the Seller as of immediately prior to the Closing.

4.15     Absence of Undisclosed Liabilities.  There are no Liabilities of the Seller other than Liabilities (a) reflected or reserved against on the Financial Statements or occurring in ordinary course after the date of the Financial Statements; (b) disclosed in Schedule 4.15 and (c) under Contracts listed in Schedule 4.7(a).  Except as expressly contemplated in the preceding sentence, the Seller does not know of, and has no reason to know of, any basis for the assertion against the Seller with respect to the Business of any Liability.

4.16     Conduct in the Ordinary Course; Absence of Changes.  Since the Financial Statements Date, except as disclosed in Schedule 4.16, the Business has been conducted in the ordinary course of business, consistent with past practice, and there has been no change in the Purchased Assets or the Business which has had, or could reasonably be anticipated result in a Material Adverse Effect. As amplification of, and as a not limitation of the foregoing, except as disclosed in Schedule 4.16, since the Financial Statements Date, the Seller has not:

(a)   permitted or allowed any of the Purchased Assets to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

(b)   discharged or otherwise obtained the release of any Lien or paid or otherwise discharged any Liability, other than current liabilities reflected on the Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statements Date;

(c)   written off, written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Receivables or revalued any Purchased Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(d)   made any change in any method of accounting or accounting practice or policy other than such changes required by GAAP and disclosed in Schedule 4.16;

(e)   amended, terminated, cancelled or compromised any material claims of the Seller or waived any other rights of substantial value to the Seller;

(f)   sold, transferred, leased, subleased, licensed or otherwise disposed of any of the assets used in the Business, including the Purchased Assets;

(g)   suffered any loss of a major customer or cancellation of any material order or the threat thereof;

(h)   made any material change in the Business or operations of the Business or in the manner of conducting the Business, or suffered any Material Adverse Effect;

(i)   done any of the following: (i) entered into, adopted or amended any Plan, (ii) made any grant of any severance or termination pay to any director, officer, employee or individual providing services to the Seller, (iii) entered into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual providing services to the Seller, (iv) increased or promised to increase any benefits payable under any existing severance or termination pay policies or employment agreements, or (v) increased or promise to increase any compensation, bonus or other benefits payable to directors, officers, employees or individuals providing services to the Seller;

(j)   made any loan, advance or capital contribution to or investment in, or guaranteed any indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person other than loans or advances to employees of the Seller made in the ordinary course of business consistent with past practice;

(k)   borrowed any amount or incurred or become subject to any Liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

(l)   instituted or settled any Litigation;

(m)     disclosed any proprietary or confidential information to any Person not associated with the Seller, unless such Person, prior to such disclosure executed and delivered a standard form of non-disclosure agreement in favor of the Seller;

(n)   made any single capital expenditure or commitment therefor in excess of $10,000, or aggregate capital expenditures or commitments therefor in excess of $10,000;

(o)   entered into any joint venture, partnership or similar arrangement;

(p)   made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Returns, entered into any closing agreement, settled or consented to any claims with respect to Taxes, surrendered any right to claim a refund of Taxes, settled or compromised any Tax Liability or consented to any extension or waiver of the limitation period applicable to any claims with respect to Taxes;

(q)   failed to pay any creditor any amount owed to such creditor when due;

(r)   entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of any such Person);

(s)   terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 50 employees in any six month period) or implemented any early retirement, separation or program providing early retirement benefits or announced or planned any such action or program for the future;

(t)   entered into or committed to enter into any transaction in connection with the Business except in the ordinary course of business;

(u)   granted any assignment, license, transfer or termination of any Intellectual Property or permitted to lapse or abandoned any Intellectual Property (or any registration or grant therefor or any application relating thereto) in which the Seller has any right, title, interest or license;

(v)   allowed any Permit that was issued or relates to the Seller or otherwise relates to the Business to lapse or terminate, or failed to renew any insurance policy or Permit that is scheduled to terminate or expire within 45 days after the Closing Date;

(w)   failed to maintain the property and equipment used in the Business in good repair and operating condition, ordinary wear and tear excepted;

(x)   suffered any casualty loss or damage with respect to any of the Purchased Assets (whether or not covered by insurance) which in the aggregate have a replacement cost of more than $10,000, whether or not such losses or damage shall have been covered by insurance;

(y)   amended, modified or consented to the termination of any Contract or the Seller’s rights thereunder;

(z)   amended or restated its Certificate of Incorporation or By-Laws;

(aa)     taken, or failed to take, any action which could reasonably be expected to prevent, hinder or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement;

(bb)     taken any action that would have required the consent of the Purchaser pursuant to Section 7.2 had such action or event occurred after the date hereof and prior to the closing; or

(cc)     agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.16 or entered into any commitment to effect any of the actions specified in this Section 4.16, except as expressly contemplated by this Agreement and the Ancillary Agreements.

4.17     Customers.  Listed in Schedule 4.17 are the names and addresses of the customers of the Business for the twelve month period ended June 30, 2010 and the amount for which each such customer was invoiced during such period.  Except as set forth in Schedule 4.17, the Seller has not received any notice and has no reason to believe that any significant customer of the Seller has ceased, or will cease, to use the products, equipment, goods or services of the Seller or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

4.18     Real Property

(a)   Seller does not own any Owned Real Property.

(b)   Schedule 4.18(b) identifies all Leased Real Property.

(c)   The Seller is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used.

(d)   Except as set forth in Schedule 4.18(d), the Seller has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person, nor has the Seller assigned its interest under any lease or sublease to any third party.

(e)   The Seller has delivered to the Purchaser correct and complete copies of all leases and subleases listed in Schedule 4.18(b) and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates) (the “Leases”).  With respect to each such Lease:

(i)   such Lease is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

(ii)   such Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Lease or otherwise give the landlord a right to terminate such Lease;

(iii)   with respect to each such Lease (A) the Seller has not received any notice of cancellation or termination under such Lease and no lessor has any right of termination or cancellation under such Lease except in connection with the default of the Seller thereunder, (B) the Seller has not any notice of a breach or default under such Lease, which breach or default has not been cured and (C) the Seller has not granted to any other Person any rights, adverse or otherwise, under such Lease;

(iv)   neither the Seller, nor, to the Knowledge of the Seller, any other party to such Lease, is in breach or default in any material respect, and, to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Lease; and

(v)   the rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(f)   There are no present, pending or threatened special assessments, tax takings, condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Seller, threatened against any of the Real Property.

(g)   Except as otherwise set forth in Schedule 4.18(g), there are no employment, management, maintenance, repair, supply or other contracts in connection with the Real Property.

4.19     Personal Property

(a)   Schedule 4.19 lists a reasonably specific accounting and description of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by the Seller (the “Tangible Personal Property”), and the location thereof.

(b)   The Seller has delivered to the Purchaser correct and complete copies of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates).  With respect to each of such leases:

(i)   such lease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.19(b), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

(ii)   except as set forth in Schedule 4.19, such lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or otherwise give the lessor a right to terminate such lease;

(iii)   except as otherwise set forth in Schedule 4.19, with respect to each such lease, (A) the Seller has not received any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Seller thereunder, (B) the Seller has not received any notice of a breach or default under such lease, which breach or default has not been cured and (C) the Seller has not granted to any other Person any rights, adverse or otherwise, under such lease; and

(iv)   neither the Seller, nor, to the Knowledge of the Seller, any other party to such lease, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under, such lease.

(c)   The Seller has, and upon the Closing will continue to have, the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

(d)   All Tangible Personal Property that is included in the Purchased Assets is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, and has been maintained and repaired in accordance with good business practice.

4.20     Purchased Assets

(a)    Except as set forth in Schedule 4.20(a), the Seller (i) owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used, intended to be used in the conduct of the Business, and (ii) with respect to contractual rights, is a party to and enjoys the right to the benefits of all Contracts, all of which properties, assets and rights constitute Purchased Assets, except for the Excluded Assets.  Except as set forth in Schedule 4.20(a), the Seller has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Liens.

(b)   The Purchased Assets and the Excluded Assets constitute all of the properties, assets and rights, used in operating the Business as currently conducted.  At all times, the Seller has caused the Purchased Assets to be maintained, in all material respects, in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair except for reasonable wear and tear and are suitable for the purposes for which they are used.

(c)   Except as set forth in Schedule 4.20(c), the Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences.  Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Seller in the Purchased Assets, free and clear of all Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

4.21     Insurance.  The Seller has furnished to the Purchaser true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties and operations of the Seller relating to the Business, a list of which (by type, carrier, policy number, limits, premium and expiration date) is set forth in Schedule 4.21.  Schedule 4.21 lists all claims made by the Seller under any such insurance policies since January 1, 2008.  All such insurance policies are in full force and effect and will remain in full force and effect with respect to all events occurring prior to the Closing.  Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Seller.  Such policies and bonds are carried in an amount and form and are otherwise adequate to protect the Seller from any material loss resulting from risks and liabilities reasonably foreseeable at the date hereof.  he Seller has not failed to give any notice of any claim under any such policy in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy and has no knowledge of any threatened or proposed cancellation or non-renewal of any such policy, and the Seller is otherwise in compliance with the terms of such policies.  The Seller has never maintained, established, sponsored, participated in or contributed to any self-insurance plan. There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability.  The Seller has not been denied or had revoked, cancelled, non-renewed or rescinded any policy of insurance.

4.22     Permits.  There are no Permits used in or otherwise necessary for the conduct of the Business.

4.23     Taxes

(a)   (i) all returns and reports in respect of Taxes required to be filed with respect to the Seller or the Business have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any Governmental Authority and, to the Knowledge of the Seller, no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of the Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Seller or (insofar as either relates to the activities or income of the Seller or the Business or could result in Liability of the Seller on the basis of joint and/or several liability) any corporation that was includible in the filing of a return with the Seller on a consolidated or combined basis; (vi) no consent under Section 341(f) of the Code has been filed with respect to the Seller; (vii) there are no Tax Liens on any assets of the Seller or of the Business; (viii) none of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code §280G; (ix) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)   Except as set forth in Schedule 4.23(b), (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Seller or the Business may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Seller or the Business; and (iii) to the knowledge of Seller, there are no proposed reassessments of any property owned by the Seller or other proposals that could increase the amount of any Tax to which the Seller or the Business would be subject.

(c)   On the Financial Statements, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes relating to the Business for periods through the Closing Date (without regard to the materiality thereof).

(d)   Seller is not a party to any Tax allocation or sharing agreement.  The Seller (A) has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Seller, and (B) has no liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.24     Intellectual Property

(a)   Schedule 4.24(a) sets forth all of the Owned Intellectual Property, including, without limitation, a complete and accurate list of all Patents, Trademarks, domain name registrations, registered Copyrights and a reasonably specific description of any unregistered Copyrights, indicating for each item, to the extent applicable, the jurisdiction of registration (or application), registration number (or application number) and date issued (or date filed).

(b)   All Trademarks, Patents and Copyrights listed in Schedule 4.24(a) are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable and are not subject to any maintenance fees or actions falling due within ninety (90) days after the Closing Date.  No Trademark is currently involved in any opposition or cancellation proceeding and no such action has been threatened with respect to any of the Trademarks or trademark registration applications.  No Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any Patent.  There are no potentially conflicting Trademarks or potentially interfering Patents of any third party as defined under 35 U.S.C. 135 of the United States Patent Code.

(c)   Schedule 4.24(c) sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Seller is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Orders, settlements or similar obligations relating to any Intellectual Property to which the Seller is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Intellectual Property covered thereby.  The License Agreements are valid and binding obligations of Seller, enforceable in accordance with their terms, and there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller under any such License Agreement.  None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it with any of the provisions of this Agreement will conflict with or result in any breach of any provision contained in any of the Licensed Agreements.  No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements set forth in Schedule 4.24(c).

(d)   The Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted.  The Seller exclusively owns, free and clear of all Liens and obligations to license, all Owned Intellectual Property, and except as set forth in Schedule 4.24(d), has a valid, enforceable and transferable right to use all of the Licensed Intellectual Property.  The Seller has taken all reasonable steps to protect the Owned Intellectual Property, including all reasonable steps to protect the Owned Intellectual Property from third party infringement.  No third party has challenged the ownership, use, validity or enforceability of any of such Owned Intellectual Property.

(e)   The conduct of the Business as currently conducted does not infringe upon any Intellectual Property rights of any third party.  The Seller has not been notified by any third party of any allegation that Seller’s activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party.  No third party has notified the Seller that (i) any of such third party’s Intellectual Property rights are infringed or (b) the Seller requires a license to any of such third party’s Intellectual Property rights.  Further, the Seller has not been offered a license to any of such third party’s Intellectual Property rights.

(f)   Except as set forth in Schedule 4.24(f), there is no litigation pending or threatened alleging that the Seller’s activities or the conduct of the Business infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party nor has any third party brought or threatened any Litigation challenging the ownership, use, validity or enforceability of any Intellectual Property of the Seller.

(g)   To the Knowledge of Seller, no third party is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Schedule 4.24(g), no such claims have been brought against any third party by the Seller.

(h)   None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it any of the provisions of this Agreement will result in the loss or impairment of the Seller’s or the Purchaser’s right to own or use any of the Intellectual Property, nor will the approval of any Governmental Authority or third party in respect of any such Intellectual Property be required.

(i)   Schedule 4.24(i) lists (i) all Software (other than off-the-shelf software applications programs having an acquisition price of less than $1,000) which is owned, licensed to or by the Seller, leased to or by the Seller, or otherwise used by the Seller, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be and (ii) lists all Software sold, licensed, leased or otherwise distributed by the Seller to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be.  The Software listed in Schedule 4.24(i)  which the Seller owns was either developed (i) by employees of the Seller or any of its Subsidiaries within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Seller pursuant to enforceable written agreements.

(j)   All Trademarks of the Seller have been in continuous use by the Seller.  There has been no prior use of any such Trademarks or other action taken by any third party which would confer upon said third party superior rights in such Trademarks, the Seller has taken all reasonable steps to protect the Trademarks against third party infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

(k)   The Seller has taken all necessary steps to obtain and preserve the Patents, including the payment of annuities or maintenance fees and the filing of all required documents.

(l)   The Copyrights relate to works of authorship (i) created by (A) employees of the Seller within the scope of their employment, or (B) independent contractors who have assigned their rights to the Seller pursuant to enforceable written agreements, or (ii) acquired from the original author(s) or subsequent assignees.  The works covered by the Copyrights were not copies of nor derived from any work for which the Seller does not own the Copyrights, and no third party has any claim to authorship or ownership of any part thereof.

(m)   The Seller has taken all reasonable steps to protect the Seller’s rights in confidential information and trade secrets of the Seller.  Without limiting the foregoing, the Seller has and enforces a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Seller’s standard forms thereof (complete and current copies of which have been delivered to the Purchaser).  Except under confidentiality obligations, there has been no material disclosure of any Seller confidential information or trade secrets.

(n)   All Software owned by the Seller, and all Software licensed from third parties by the Seller, conforms to the specifications thereof, if applicable, and, with respect to the Software owned by the Seller, the applications can be compiled from their associated source code without undue burden.  The Seller has furnished the Purchaser with all existing documentation relating to use, maintenance and operation of the Software.  The Seller has taken those actions reasonably necessary and customary in the software industry to document the Software and their operation.

(o)   The Seller has valid registrations for each of the domain names set forth in Schedule 4.24(a).  The Seller’s registration of each of the domain names is free and clear of any Liens and is in full force and effect.  The Seller has paid all fees required to maintain each registration.  None of the Seller’s registrations or use of the domain names has been disturbed or placed "on hold" and no claim (oral or written) has been asserted against the Seller adverse to its rights to such domain names.

(p)   To the Knowledge of the Seller, the Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property necessary for the conduct of the Business as presently conducted, in the territories in which the Seller conducts sales or operations as of the Closing Date, including without limitation the manufacture, use, sale, licensing and other commercial exploitation of all Seller products including those currently undergoing alpha or beta testing if any, and constitute all of the Intellectual Property necessary to operate the Business after the Closing in substantially the same manner as such business heretofore has been operated by the Seller prior to the Closing.

4.25     Labor Matters

(a)   Schedule 4.25(a) sets forth a list of a complete and accurate list of all current officers and employees as of the date hereof and each such officer or employee’s (i) rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (ii) title(s), (iii) status of employment or engagement, (iv) date of hire or engagement, (v) annual vacation, sick and other paid time off allowance, (vi) amount of accrued vacation, sick and other paid time off and the economic value thereof, (vii) description of other fringe benefits, (viii) terms of severance benefits, and (ix) location of employment.  Schedule 4.25(a) also sets forth all employment, severance pay, continuation pay, termination or indemnification Contracts between the Seller and any current or former officer or employee.

(b)   Schedule 4.25(b) sets forth a complete and accurate list of all Contracts between the Seller and any current consultant or advisor.

(c)   The Seller is not, and, as of the Closing Date, will not be delinquent in payments to any officer or employee for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by such officer or employee to date or through the Closing Date or for any amounts required to be reimbursed to any officer or employee or for any post-employment obligations of any type.  The Seller is not, and, as of the Closing Date, will not be delinquent in payments to any consultant or advisor for any consultant fees or other payments for any services performed by the consultant or advisor to date or through the Closing Date or for any post-consultant obligations of any type.

(d)   Except as set forth in Schedule 4.25(d), upon termination of employment of any officer or employee or consulting relationship with any consultant or advisor, neither Purchaser nor any of its Affiliates will, by reason of anything done prior to the Closing, be liable to any officer or employee or consultant or advisor for so-called “severance pay” or for vacation pay or for any other similar payments, and to the Seller’s knowledge, there are no circumstances whereby any current or former officer or employee or consultant or advisor may demand payment or compensation in connection with the termination of the officer or employee’s employment or the consultant or advisor’s relationship with the Seller.  No individual will as a direct or indirect result of the transactions contemplated hereby, accrue or receive additional benefits, service or accelerated rights to payments under any employee benefit plan, including the right to receive any parachute payment, as defined in Code §280G, or become entitled to severance, termination allowance or similar payments that could result in the payment of any such benefits or payments.  No current officer, employee, consultant or advisor has informed the Seller that such officer, employee, consultant or advisor intends to terminate the officer or employee’s employment, or the consultant or advisor’s consulting, relationship with the Seller.

(e)   Neither the Seller nor, to the Seller’s Knowledge, any officer, director, employee, consultant or advisor is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such Business officer, director, employee, consultant or advisor with the Seller or any other Person or has been notified that such officer, director, employee, consultant or advisor may be in violation of any such Contract or other legal obligation.

(f)   During the preceding twelve (12) months, the Seller has had adequate levels of staffing to conduct the Business in a commercially reasonable manner.  The current employees and officers constitute sufficient personnel to continue the operations of the Business uninterrupted following the Closing.

(g)   The Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Seller’s employment policies or practices with respect to the Business is currently being audited or investigated by any Government Authority.

(h)   All directors, officers, management employees, consultants, advisors, technical and professional employees of the Seller are underwritten obligation to the Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment or consultancy and to assign to the Seller all inventions made by them within the scope of their employment or consultancy during such employment and for a reasonable period thereafter.

(i)   There are no strike, labor dispute or union organization activities pending or threatened between it and its employees.  To the Seller’s Knowledge, none of its employees belongs to any union or collective bargaining unit.  The Seller is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.  Except as disclosed herein, the Seller is not aware that any officer or key employee intends to terminate his employment with the Seller, nor does the Seller have a present intention to terminate the employment of any officer or key employee. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Seller is terminable at the will of the Seller.  The Seller has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

4.26   Employee Benefit Plans.  Schedule 4.26 identifies each plan, agreement, policy, or other arrangement of the Seller in effect or with respect to which the Seller (or any trade or business, whether or not incorporated that is a member of a controlled group of entities or a trade or business under common control with the Seller (within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of the ERISA) (each, an “ERISA Affiliate”)) could reasonably be expected to have any material liability that provides any benefits to any employees, including, without limitation, any employment, consulting, pension, profit sharing, deferred compensation, severance, bonus, stock option, stock purchase, retirement or other form of deferred benefit, health, accident or other welfare plan, agreement, policy or other arrangement.  Each plan, agreement, policy or arrangement required to be set forth on Schedule 4.26 pursuant to the foregoing is referred to herein as a “Plan.”  With respect to each Plan, the Seller has provided or made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including, without limitation, all amendments thereto) and the most recent summary plan description together with the summary or summaries of material modifications thereto, if any.  Each Plan has been maintained and administered in all material respects in compliance with its terms and the requirements prescribed by applicable law, including without limitation the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code.  Neither the Seller nor any of its ERISA Affiliates maintains, participates in, contributes to, or has any liability with respect to, nor has it ever maintained, participated in or contributed to, any “multiemployer plan” as defined in Section 3(37) of ERISA, a plan described in Section 413 of the Code or any plan subject to Title IV of ERISA or Section 302 of ERISA.

4.27   Environmental Matters.  The Seller is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

4.28   Accounts; Lockboxes; Safe Deposit Boxes; Powers of Attorney.  Schedule 4.28 is a true and complete list of (a) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Seller has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (b) the location of all lockboxes and safe deposit boxes of the Seller and the names of all Persons authorized to draw thereon or have access thereto, and (c) the names of all Persons, if any, holding powers of attorney from the Seller relating to the Business or the Seller.  At the time of the Closing, the Seller shall not have any such account, lockbox or safe deposit box other than those listed in Schedule 4.28, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney, without the prior written consent of the Purchaser.  Except as disclosed in Schedule 4.28, the Seller has not commingled monies or accounts of the Seller with other monies or accounts of shareholders or any Affiliates of the Seller.  At the time of the Closing, all monies and accounts of the Seller shall be held by, and be accessible only to, the Seller.

4.29     Affiliate Transactions. Schedule 4.29 lists all Contracts or transactions to or by which the Seller, on the one hand, and any of its Affiliates, officers, directors or employees or, to the knowledge of the Seller, any family member, relative or Affiliate of any such officer, director or employee, on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since the Reorganization, (ii) are currently pending or in effect or (iii) involve continuing Liabilities that, individually or in the aggregate, have been or will be material to the Seller (each an “Affiliate Transaction”).  Each Affiliate Transaction was on terms and conditions as favorable to the Seller as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than such Person.  Neither any officer, director or employee of the Seller, nor, to the knowledge of the Seller, any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use by the Seller in connection with the operation of the Business or (y) any Person that is a supplier, customer, vendor or competitor of the Seller, (ii) serves as an officer, director or employee of any Person that is a supplier, customer, vendor or competitor of the Seller or (iii) is a debtor or creditor of the Seller.

4.30     Accounts Receivable; Accounts Payable.

(a)   All Accounts Receivable of the Seller as of the Closing Date (i) have arisen from bona fide transactions in the ordinary course of business consistent with past practice, (ii) represent valid and enforceable obligations, and (iii) are owned by the Seller free and clear of all Liens.  No discount or allowance from any such receivable has been made or agreed to and none represents billings prior to actual sale of goods or provision of services.  To the Knowledge of Seller, there is no obligor of any such Account Receivable that has refused or threatened to refuse to pay its obligations for any reason and, to the Knowledge of Seller, no such obligor has been declared bankrupt by a court of competent jurisdiction or that is subject to any bankruptcy proceeding.  Attached hereto as Schedule 4.30(a) is a complete and accurate accounts receivable aging report as of the date hereof.

(b)   All accounts payable and accrued expenses of the Seller have arisen only from bona fide transaction in the ordinary course of business consistent with past practice, and no such account payable or accrued expense is, or as of the Closing Date will be, delinquent in its payment. Schedule 4.30(b) is a complete and accurate accounts payable aging report as of the date hereof.

4.31     Books and Records.  The books and records of the Seller delivered or made available to Buyer are complete and accurate and reflect the assets, liabilities, prospects, business, financial condition and results of operations of the Business and have been maintained in accordance with prudent business practices.  The minute books of the Seller contain accurate and complete records of all meetings held by, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Seller, including all materials, power point presentations and handouts presented at those meetings, and no meeting of any stockholders, board of directors or committee has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

4.32     Reorganization.

(a)   All corporate action on the part of the Seller and its directors, officers and stockholders and the predecessor organization and its directors, officers and securityholders necessary for the authorization, execution and delivery of the agreements necessary to effect the Reorganization, the authorization and completion of the transactions on the part of the Seller and its directors, officers and stockholders and the predecessor organization and its directors, officers and securityholders necessary to effect the Reorganization, and the performance of all of Seller’s and the predecessor organizations’ obligations in connection with the Reorganization has been taken.  The agreements executed by Seller in connection with the Reorganization constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.  The Reorganization was validly completed by February 2003.

(b)   All consents, approvals or authorizations of or designation, declaration or filing with the appropriate Governmental Authority required in connection with the Reorganization have been completed.  All required consents and approvals have been obtained from, and all required notices have been delivered to, the parties to the Contracts executed on or before the effective date of the Reorganization to assign such Contracts to Seller.  The assignment of all of the assets related to the Business by the predecessor organization to Seller has been duly authorized and completed.

4.33     Disclaimer of Other Representations and Warranties.  The Seller does not make, has not made and shall not be deemed to have made, any representations or warranties relating to its business, operations, properties, assets or otherwise in connection with the transactions contemplated hereby, other than those expressly set forth in this Article IV.  Without limiting the generality of the foregoing, the Seller has not made and shall not be deemed to have made, any representations or warranties as to the information contained in any presentation relating to the Seller in connection with the transactions contemplated hereby, and no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or presentations are not and shall not be deemed to be or to include representations or warranties of Seller (it being understood that this Section 4.33 shall not be deemed to limit the representations and warranties contained herein, including, without limitation, those with respect to the Financial Statements).

4.34     Disclosure.  No representation or warranty of the Seller contained in this Agreement and the other Documents, and no statement, report, or certificate furnished by or on behalf of the Seller to the Purchaser or its agents pursuant to this Agreement or any of the other Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide the Purchaser with full and proper information as to the business, financial condition, assets, results of operation or prospects of the Seller and the value of its properties and assets.

ARTICLE V

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER AND NOTEHOLDERS

In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby pursuant to which the Noteholders will receive the Purchase Shares, all of which will be issued to the Noteholders and none to the Seller, each of the Noteholders represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, as follows:

5.1   No Registration.  The Noteholder understands that the Purchase Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Noteholder’s representations as expressed herein or otherwise made pursuant hereto.

5.2   Investment Intent.  The Noteholder is acquiring the Purchase Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that the Noteholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Noteholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Purchase Shares.

5.3   Investment Experience.  The Noteholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Purchaser and acknowledges that the Noteholder can protect its own interests.  The Noteholder has such knowledge and experience in financial and business matters so that the Noteholder is capable of evaluating the merits and risks of its investment in the Purchaser.

5.4   Speculative Nature of Investment.  The Noteholder understands and acknowledges that an investment in the Purchaser is highly speculative and involves substantial risks. The Noteholder can bear the economic risk of the Noteholder’s investment and is able, without impairing the Noteholder’s financial condition, to hold the Purchase Shares for an indefinite period of time and to suffer a complete loss of the Noteholder’s investment.

5.5   Access to Data.  The Noteholder has had an opportunity to ask questions of, and receive answers from, the officers of the Purchaser concerning the Purchase Shares, the Agreement, the exhibits and schedules attached hereto and the transactions contemplated by the Agreement, as well as the Purchaser’s business, management and financial affairs, which questions were answered to its satisfaction. The Noteholder believes that it has received all the information the Noteholder considers necessary or appropriate for deciding whether to purchase the Purchase Shares.  The Noteholder acknowledges that any business plans prepared by the Purchaser have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.  The Noteholder also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Purchaser or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreement.

5.6   Accredited Investor.  The Noteholder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act and shall submit to the Purchaser such further assurances of such status as may be reasonably requested by the Purchaser, including without limitation, the residency or principal place of business of the Noteholder.

5.7   Rule 144.  The Noteholder acknowledges that the Purchase Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  The Noteholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about the Purchaser; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable.  The Noteholder acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Purchase Shares. The Noteholder understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

5.8   Authorization.

(a)   The Noteholder has all requisite power and authority to execute and deliver the Agreement, to receive the Purchase Shares hereunder as contemplated herein and to carry out and perform its obligations under the terms of the Agreement.  All action on the part of the Noteholder necessary for the authorization, execution, delivery and performance of the Agreement, and the performance of all of the Noteholder’s obligations under the Agreement, has been taken or will be taken prior to the Closing Date.

(b)   The Agreement, when executed and delivered by the Noteholder, will constitute valid and legally binding obligations of the Noteholder, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c)   No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Noteholder in connection with the execution and delivery of the Agreement by the Noteholder or the performance of the Noteholder’s obligations hereunder.

5.9   Brokers or Finders.  The Noteholder has not engaged any brokers, finders or agents, and neither the Purchaser nor any other Noteholder has, nor will, incur, directly or indirectly, as a result of any action taken by the Noteholder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement.

5.10     Tax Advisors.  The Noteholder has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, the Noteholder relies solely on such advisors and not on any statements or representations of the Purchaser or any of its agents, written or oral. The Noteholder understands that it (and not the Purchaser) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

5.11     Legends.  The Noteholder understands and agrees that the certificates evidencing the Purchase Shares, or any other securities issued in respect of the Purchase Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable securities laws):

“The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws and neither the Shares nor any interest therein may be sold, transferred, pledged or otherwise disposed of in the absence of such registration or an exemption from registration under such Act and the rules and regulations thereunder, or an opinion of counsel for the proposed transferor is delivered to the Company, which opinion shall in form and substance be reasonably satisfactory to the Company and its counsel and shall state that an exemption from such registration is available..  The shares represented by this certificate may not be pledged as collateral for any short sale of the shares of the Company.”

“These Shares have not been qualified under the California Corporate Securities Law of 1968, as amended (“CSL”) and are also restricted under the provision of that law. These Shares must be held indefinitely unless they are subsequently qualified under the CSL or are otherwise exempt from qualifications under that Law.”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Seller and the Noteholders to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller and the Noteholders as of the date hereof and as of the Closing Date as follows:

6.1   Organization and Qualification.  The Purchaser is (i) a corporation duly organized validly existing and in good standing under the laws of Delaware; (ii) duly licensed or qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 6.1, such jurisdictions being the only jurisdictions in which the failure to be so licensed or qualified could have a Material Adverse Effect on the Purchaser.

6.2   Authorization; Enforceability.  The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents.  The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by the Purchaser have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

6.3   No Violation or Conflict.  None of (a) the execution and delivery by the Purchaser of this Agreement and the other Documents to be executed and delivered by the Purchaser, (b) consummation by the Purchaser of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Purchaser at the Closing, will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Purchaser, (ii) conflict with or violate any Law, Order or Permit applicable to the Purchaser  or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of the Purchaser pursuant to, any Contract or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties are bound or affected except, in the case of clause (b) or (c) above, for any such conflict, breach, violation, default or other occurrence that would not individually or in the aggregate, have a Material Adverse Effect.

6.4   Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the other Documents by the Purchaser do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

6.5   Brokers.  The Purchaser has not employed any financial advisor, broker or finder, and Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

6.6   Capitalization.  As of July 27, 2010, the authorized capital stock of the Purchaser consists of 50,000,000 shares of common stock, $0.01 par value per share, of which 13,501,043 shares are issued and outstanding and 5,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The Purchase Shares are duly authorized and, when issued and paid for in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal, and conform to the description of Common Stock contained in the SEC Reports. The designations, powers, preferences, rights (including the liquidation rights), qualifications, limitations and restrictions in respect of the capital stock of the Purchaser are as set forth in the Purchaser’s Certificate of Incorporation, as amended, a copy of which has been provided to Purchaser.  As of July 27, 2010, Purchaser has authorized 4,448,998 shares of common stock for issuance to employees, consultants and directors pursuant to its St. Bernard Software, Inc., 2005 Stock Option Plan and the St. Bernard Software, Inc., 2006 Recruitment Equity Incentive Plan, of which options to purchase 3,212,397 shares are issued and outstanding as of such date.  As of July 27, 2010, Purchaser has issued warrants to purchase 1,153,850 shares of common stock that are issued and outstanding.  Except as set forth in the SEC Reports, there are no outstanding subscriptions, options, warrants, rights, calls or convertible securities, stock appreciation rights (phantom or otherwise), joint venture, partnership or other commitments of any nature relating to shares of the capital stock of the Purchaser and the Purchaser has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  Except as set forth in the SEC Reports, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Purchaser.

6.7   Absence of Changes.  Since the date of the Purchaser's latest audited financial statements included in the SEC Reports and except as disclosed in the SEC Reports, (i) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Purchaser's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (ii) the Purchaser has not altered its method of accounting or the identity of its auditors, (iii) the Purchaser has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (iv) the Purchaser has not issued any equity securities to any officer or director, except pursuant to existing Purchaser stock option and employee plans.

6.8   SEC Reports.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the SEC Reports, as subsequently amended, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in all material respects in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

6.9   Litigation.  Except as set forth in the SEC Reports, there is no Litigation or investigation pending or, to the Knowledge of the Purchaser, threatened in writing against, or otherwise adversely affecting, the business of the Purchaser or the properties, assets or rights of Seller relating thereto, before any Court or Governmental Authority.  The Purchaser is not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, hinder or delay the Purchaser from consummating the transactions contemplated by this Agreement.  There is no Litigation pending or threatened in writing that might call into question the validity of this Agreement or any of the other Documents or any action taken or to be taken pursuant hereto or thereto, nor does there exist any reasonable basis for any such Litigation.  There is no action by the Purchaser pending or threatened in writing against any third party with respect to the business of the Purchaser or the properties, assets or rights of Seller relating thereto.  With respect to all Litigation set forth in the SEC Reports, such disclosure includes the parties thereto, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted and the date the matter was referred to Seller’s insurance carrier, a statement as to whether the matter is insured and, if so, the insurance policy applicable to such matter.  None of the matters set forth in the SEC Reports has had or could reasonably be anticipated to have a Material Adverse Effect

6.10     Disclaimer of Other Representations and Warranties.  The Purchaser does not make, has not made and shall not be deemed to have made, any representations or warranties relating to its business, operations, properties, assets or otherwise in connection with the transactions contemplated hereby, other than those expressly set forth in this Article VI.  Without limiting the generality of the foregoing, the Purchaser has not made and shall not be deemed to have made, any representations or warranties as to the information contained in any presentation relating to the Purchaser in connection with the transactions contemplated hereby, and no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or presentations are not and shall not be deemed to be or to include representations or warranties of Purchaser.

6.11     Disclosure.  No representation or warranty of the Purchaser contained in this Agreement and the other Documents, and no statement, report, or certificate furnished by or on behalf of the Purchaser to the Seller or its agents pursuant to this Agreement or any of the other Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits or will omit to state a material fact necessary in order to provide the Seller with full and proper information as to the business, financial condition, assets, results of operation or prospects of the Purchaser and the value of its properties and assets.

ARTICLE VII

COVENANTS

7.1   Performance.  Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its respective reasonable commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be performed and fulfilled those of the conditions precedent to its obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary approvals, to the end that the transactions contemplated hereby will be fully and timely consummated.

7.2   Conduct of Business Pending Closing.

(i)   The Seller covenants and agrees that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Purchaser shall otherwise consent in writing, the Seller shall not:

(ii)   permit or allow any of the Purchased Assets to be subjected to any Lien, other than Liens that will be released at or prior to the Closing;

(iii)   discharge or otherwise obtain the release of any Lien or paid or otherwise discharged any Liability, other than current liabilities reflected on the Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statements Date;

(iv)   write off, write down or write up (or fail to write down or write up in accordance with GAAP consistent with past practice) the value of any Receivables or revalued any Purchased Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(v)   make any change in any method of accounting or accounting practice or policy other than such changes required by GAAP and disclosed in Schedule 4.16;

(vi)   amend, terminate, cancel or compromise any material claims of the Seller or waived any other rights of substantial value to the Seller;

(vii)   sell, transfer, lease, sublease, license or otherwise dispose of, or encumber, any of the assets used in the Business, including the Purchased Assets;

(viii)   suffer any loss of a major customer or cancellation of any material order or the threat thereof;

(ix)   make any material change in the Business or operations of the Business or in the manner of conducting the Business, or suffer any Material Adverse Effect;

(x)   do any of the following: (A) enter into, adopt or amend any Plan, (B) make any grant of any severance or termination pay to any director, officer, employee or individual providing services to the Seller, (C) enter into any employment, deferred compensation, change in control or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee or individual providing services to the Seller, (D) increase or promise to increase any benefits payable under any existing severance or termination pay policies or employment agreements, or (E) increase or promise to increase any compensation, bonus or other benefits payable to directors, officers, employees or individuals providing services to the Seller;

(xi)   make any loan, advance or capital contribution to or investment in, or guaranteed any indebtedness of or otherwise incurred any Indebtedness on behalf of, any Person other than loans or advances to employees of the Seller made in the ordinary course of business consistent with past practice;

(xii)   borrow any amount or incur or become subject to any Liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice;

(xiii)     institute or settled any Litigation;

(xiv)     disclose any proprietary or confidential information to any Person not associated with the Seller, unless such Person, prior to such disclosure executed and delivered a standard form of non-disclosure agreement in favor of the Seller;

(xv)   make any single capital expenditure or commitment therefor in excess of $10,000, or aggregate capital expenditures or commitments therefor in excess of $10,000;

(xvi)     enter into any joint venture, partnership or similar arrangement;

(xvii)     make or change any Tax election, change an annual accounting period, adopt or change any accounting method, filed any amended Tax Returns, enter into any closing agreement, settle or consent to any claims with respect to Taxes, surrender any right to claim a refund of Taxes, settle or compromise any Tax Liability or consent to any extension or waiver of the limitation period applicable to any claims with respect to Taxes;

(xviii)    fail to pay any creditor any amount owed to such creditor when due;

(xix)   enter into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of any such Person);

(xx)   terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 50 employees in any six month period) or implement any early retirement, separation or program providing early retirement benefits or announce or plan any such action or program for the future;

(xxi)   enter into or committed to enter into any transaction in connection with the Business except in the ordinary course of business;

(xxii)   grant any assignment, license, transfer or termination of any Intellectual Property or permit to lapse or abandoned any Intellectual Property (or any registration or grant therefor or any application relating thereto) in which the Seller has any right, title, interest or license;

(xxiii)   allow any Permit that was issued or relates to the Seller or otherwise relates to the Business to lapse or terminate, or fail to renew any insurance policy or Permit that is scheduled to terminate or expire within 45 days after the Closing Date;

(xxiv)   fail to maintain the property and equipment used in the Business in good repair and operating condition, ordinary wear and tear excepted;

(xxv)   suffer any casualty loss or damage with respect to any of the Purchased Assets (whether or not covered by insurance) which in the aggregate have a replacement cost of more than $10,000, whether or not such losses or damage shall have been covered by insurance;

(xxvi)   amend, modify or consent to the termination of any Contract or the Seller’s rights thereunder;

(xxvii)   amend or restate its Certificate of Incorporation or By-Laws;

(xxviii)   take, or fail to take, any action which could reasonably be expected to prevent, hinder or materially delay the ability of the Seller to consummate the transactions contemplated by this Agreement; or

(xxix)   agree, whether in writing or otherwise, to take any of the actions specified in this Section 7.2 or enter into any commitment to effect any of the actions specified in this Section 7.2, except as expressly contemplated by this Agreement and the Ancillary Agreements.

7.3   Regulatory and Other Authorizations; Notices and Consents

(a)   The Seller will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals, including any filings required to be made by the Seller or any Affiliate under the Exchange Act in connection with the issuance or ownership of the Purchaser’s shares of Common Stock.

(b)   Subject to the terms of this Agreement, the Seller shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may reasonably deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents, including, without limitation, all consents to the transfer of the Contracts listed in Schedule 4.7(c) and all consents required to transfer to the Purchaser all of the Licensed Intellectual Property, if any (which Seller agrees are reasonable requests of Purchaser).  With respect to any Contracts listed in Schedule 4.7(a), the Purchaser shall cooperate and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that subject to the terms of this Agreement, the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any Contract which the Purchaser in its sole and absolute discretion may deem adverse to the interests of the Purchaser or the Business.

(c)   Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Seller thereunder.  The Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser as the Purchaser may reasonably request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller’s obligations, any and all rights of the Seller against a third party thereto.  The Seller will promptly pay to the Purchaser when received all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder in each case that relate to the time period from and after the Closing Date, except to the extent the same represents an Excluded Asset.  In such event, the Seller and the Purchaser shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to the Purchaser by alternative arrangements satisfactory to the Purchaser and Seller, negotiate in good faith an adjustment in the Purchase Price.

(d)   Prior to the Closing, the Seller and the Purchaser shall use commercially reasonable efforts to negotiate with the parties to the Prepaid Customer Contracts to reduce the Seller’s liability under such contracts.

7.4   Access to Books and Records.  In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records of the Seller which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

7.5   Confidentiality

(a)   The Seller agrees to, and will cause its agents, representatives, Affiliates, employees, officers and directors to: (i) except to enforce their rights under this Agreement or any of the Documents or as required by applicable as explicitly requested by the Purchaser, treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Seller, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 7.5(a), (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 7.5(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors that relate to the Purchased Assets and Assumed Liabilities and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain.  In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(b)   The Seller acknowledges that the restrictions set forth in this Section 7.5 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Purchaser, including, after the Closing, the Business.  The Seller acknowledges that the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Purchaser in the event the covenants contained in this Section 7.5 were not complied with in accordance with their terms.  Accordingly, the Seller agrees that any breach or threatened breach by it of any provision of this Section 7.5 shall entitle the Purchaser to seek injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Purchaser.

(c)   It is the desire and intent of the parties that the provisions of this Section 7.5 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any provisions of this Section 7.5 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable.  If any provisions of this Section 7.5 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.  In addition, if any party brings an action to enforce this Section 7.5 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all reasonable attorney's fees and expenses incurred by the prevailing party in such action.

7.6   Use of Intellectual Property

(a)   Except as set forth in Schedule 7.6(a), from and after the Closing, the Seller shall not use any of the Owned Intellectual Property or the Licensed Intellectual Property.

(b)   Immediately after the Closing, upon the reasonable request of the Purchaser, the Seller shall change its corporate name, and amend its Certificate of Incorporation accordingly, to one not using any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.  As promptly as practicable following the Closing, the Seller shall remove any Owned Intellectual Property or Licensed Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use, put into use, or purport to authorize any other Person to use, after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

ARTICLE VIII

EMPLOYEE MATTERS

8.1   Offer of Employment.  On the Closing Date, the Purchaser shall offer employment to the employees listed on Schedule 8.1 pursuant to an offer letter in substantially the form attached hereto as Exhibit H (the “Offer Letter”).

ARTICLE IX

CONDITIONS PRECEDENT TO CLOSING; TERMINATION

9.1   Conditions Precedent to the Obligations of Purchaser.  The obligation of the Purchaser to consummate the transactions described in this Agreement and any and all liability of the Purchaser to the Seller shall be subject to the fulfillment on or before the Closing of the following conditions precedent, each of which may be waived by the Purchaser in its sole discretion:

(a)   Representations, Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with, and the Purchaser shall have received a certificate from the Seller to such effect signed by a duly authorized officer thereof.

(b)   No Adverse Change.  No events or conditions shall have occurred which individually or in the aggregate, have had, or may reasonably be anticipated, to give rise to any Material Adverse Effect.

(c)   Governmental Approvals.  The Purchaser shall have received evidence, in each instance in form and substance reasonably satisfactory to it, in its sole discretion, that any and all approvals from Governmental Authorities required for the lawful consummation of the transactions contemplated by this Agreement and the other Documents shall have been obtained.

(d)   Consents and Notices.  The Purchaser shall have received the consents listed on Schedule 9.1(d) with respect to any Contract, which consents shall not be conditioned on the occurrence of any fact or circumstance other than the Closing.  The Purchaser shall have received reasonable proof of delivery of any notices required to effect the Closing or the delivery of the Purchased Assets to the Purchaser.

(e)   No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents.  No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a Material Adverse Effect on the Seller or the Business.  No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Seller shall be pending, and the Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(f)   Delivery of Purchased Assets.  The Seller shall have delivered possession of the Purchased Assets to the Purchaser, and shall have made all intangible Purchased Assets available to Purchaser.

(g)   Closing Documents.  The Seller and/or each of the Noteholders shall have delivered to the Purchaser the resolutions, certificates, documents and instruments set forth below:

(i)   this Agreement;

(ii)   each of the Ancillary Agreements to which it is a party;

(iii)   the Escrow Agreement, in substantially in the form attached hereto as Exhibit J;

(iv)   the certificate of the Seller referred to in Section 9.1(a)

(v)   a certificate of the Seller executed by the Seller’s Secretary, attaching and certifying to the truth and correctness of (1) the Certificate of Incorporation, (2) the By-laws, (3) the resolutions duly and validly adopted by the Board of Directors and the stockholders of the Seller, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Seller in carrying out the terms and provisions hereof and (4) the names and signatures of the officers of the Seller authorized to sign this Agreement and the Documents;

(vi)   all of the books, data, documents, instruments and other records relating to the Business of the Seller set forth in Section 2.1(g);

(vii)   certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than seven (7) Business Days prior to the Closing, as to the good standing of the Seller in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Certificate of Incorporation; and

(viii)   such other documents and instruments as the Purchaser or its counsel may reasonably request.

(h)   Offer Letters.  At least 100% of the employees identified under the heading “Critical Employees” on Schedule 8.1 and 50% of the employees identified under the heading “Other Employees” on Schedule 8.1 shall have delivered to the Purchaser an executed version of their Offer Letter in the form attached hereto as Exhibit H and an executed version of their PIIA in the form attached hereto as Exhibit I.

(i)   Note Purchase Agreement. The Purchaser and the Lenders shall have executed and delivered the Note Purchase Agreement and consummated all of the conditions to closing thereunder.

(j)   Leased Real Property.  The Seller shall have delivered, with respect to the Rohnert Park Lease, a consent of the landlord to assign the Rohnert Park Lease to Purchaser and an agreement to amend the Rohnert Park Lease in a form and with terms and conditions reasonably acceptable to Purchaser.

(k)   Seller Indebtedness.  The Seller shall have delivered, with respect to the Indebtedness of Seller, payoff letters or other evidence of satisfaction, each in a form reasonably acceptable to Purchaser, from the holders with all outstanding Indebtedness of Seller.

(l)   Replacement of Certain Public Software.  The Purchaser and Seller have engaged Open Logic to analyze the Seller’s Software for Public Software, and the Purchaser and Seller expect Open Logic’s report on or about July 29, 2010.  If such report identifies any Public Software (“Identified Public Software”) that (i) precludes or limits the Purchaser in any way from exercising or enforcing its rights in the Intellectual Property of the Seller related to the Business (“Core Intellectual Property”), (ii) requires the Purchaser to obtain a license from a third party or grant licenses to any third party under such Core Intellectual Property, or (iii) restricts any future licensing activities, in each case by reason of any of the Core Intellectual Property being Indentified Public Software or being derived from, linking to, forming any part of, relying on, being distributed with, incorporating or containing any of the Identified Public Software, the Seller must provide evidence reasonably acceptable to the Purchaser that (x) licenses for such Identified Public Software are commercially available for an aggregate cost of not greater than $20,000 or (y) the immediate removal of such Identified Public Software from the Core Intellectual Property will not materially impair the features, performance or functions of the applicable Core Intellectual Property

(m)   Quicksweep.  Seller shall have delivered to Purchaser evidence of assignment of all of the assets, including without limitation, all Intellectual Property, from Quicksweep LLC to Seller, in form reasonably acceptable to Purchaser.

(n)   Due Diligence.  The Purchaser shall have completed all of its business, legal, accounting and environmental due diligence with respect to the Business and shall, in its sole and absolute judgment, be satisfied with the results thereof.

9.2   Conditions Precedent to the Obligations of the Seller.  The obligation of the Seller to consummate the transactions described in this Agreement and any and all liability of the Seller to the Purchaser shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent, each of which may be waived by the Seller in its sole respective discretion:

(a)   Representations, Warranties and Covenants.  The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with, and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof.

(b)   No Actions, Suits or Proceedings.  No Order of any Court or Governmental Authority shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement and the other Documents.  No Litigation shall be pending or, to the Knowledge of the parties to this Agreement, threatened, before any Court or Governmental Authority to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby.  No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Purchaser shall be pending, and the Purchaser shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(c)   Purchase Price.  The Purchaser shall have delivered the Closing Shares as provided in Section 3.2(a).

(d)   Closing Documents.  The Purchaser shall have delivered to the Seller the resolutions, certificates, documents and instruments set forth below:

(i)   this Agreement;

(ii)   each of the Ancillary Agreements to which it is a party;

(iii)   the Escrow Agreement, in substantially in the form attached hereto as Exhibit J;

(iv)   a certificate of the Purchaser executed by the Purchaser’s Secretary, attaching and certifying to the truth and correctness of (1)  the resolutions duly and validly adopted by the Board of Directors of the Purchaser, authorizing and approving the execution and delivery and performance of this Agreement, the Ancillary Agreements and the other Documents and the transactions contemplated hereby and thereby and the acts of the officers and employees of the Purchaser in carrying out the terms and provisions hereof and (2) the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Documents;

(v)   certificates issued by the Secretary of State or other similar appropriate governmental department, as of a date not more than seven (7) Business Days prior to the Closing, as to the good standing of the Purchaser in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and, as to its jurisdiction of incorporation, certifying its Certificate of Incorporation; and

(vi)   such other documents and instruments as the Seller or its counsel may reasonably request.

(e)   Offer Letter.  The Purchaser shall have delivered to the Seller’s employees identified on Schedule 8.1 an executed version of their Offer Letter in the form attached hereto as Exhibit H.

(f)   SVB Consent and Subordination Agreement.  The Purchaser shall have delivered to the Seller the written consent of Silicon Valley Bank (“SVB”) for this Agreement and the transactions contemplated herein and a Subordination Agreement executed by the Purchaser, SVB and the Lenders.

(g)   Note Purchase Agreement. The Purchaser and the Lenders shall have executed and delivered the Note Purchase Agreement and consummated all of the conditions to closing thereunder.

9.3   Termination.

(a)   Right to Terminate.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

(i)   by mutual written consent duly authorized by the parties hereto;

(ii)   by either the Purchaser or the Seller if the Closing shall not have occurred on or before 30 days after the date hereof, unless such date is extended by the mutual written agreement of the parties; provided that the right to terminate this Agreement under this Section 9.3(a)(ii) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(iii)   by either the Purchaser or the Seller, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; or

(iv)   by the Purchaser, if (A) at any time any of the representations and warranties of the Seller herein are or become untrue or inaccurate such that Section 9.1(a) would not be satisfied or (B) there has been a breach on the part of the Seller of any of their covenants or agreements contained in this Agreement such that Section 9.1(a) will not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after written notice to the Seller;

(v)   by the Seller, if the Seller is not in material breach of its obligations under this Agreement which has not been waived by the Purchaser, and if (A) at any time the representations and warranties of the Purchaser herein become untrue or inaccurate such that Section 9.2(a) would not be satisfied, or (B) there has been a breach on the part of the Purchaser of any of its covenants or agreements contained in this Agreement such that Section 9.2(a) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within 15 days after written notice to the Purchaser; or

(b)   Effect of Termination.  Except as provided in this Section 9.3(b), in the event of the termination of this Agreement pursuant to Section 9.3(a), this Agreement (other than this Section 9.3(b), Sections 7.5(a), (b) and (c), Article X and Article XI, which shall survive such termination) will forthwith become void, and there will be no liability on the part of the Purchaser, the Seller or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, provided, that nothing herein will relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms.

ARTICLE X

INDEMNIFICATION

10.1  Escrow Fund.  The Escrow Shares shall be held in escrow by the Escrow Agent pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit J attached hereto (the “Escrow Agreement”) in order to provide a source for the payment of any indemnification of the Purchaser pursuant to Article X.

10.2  Survival of Representations, Warranties and Covenants.  The representations and warranties contained in this Agreement and the other Documents, shall survive the Closing and any investigation at any time made by or on behalf of any party for the applicable limitation period or term expressly set forth in this Agreement; provided however, that the representations and warranties set forth in Article IV and Article V of this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months.  Any claims for indemnification asserted in writing as provided for in this Article X prior to the expiration date applicable to the representation or warranty with respect to which such claim for indemnification is made shall survive until finally resolved and satisfied in full. For convenience of reference, the date upon which any representation and warranty contained herein shall terminate is referred to herein as the “Survival Date.”  No third party other than the Indemnified Persons, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Article X or otherwise.  All covenants and agreements contained in this Agreement (and in the corresponding covenants and agreements set forth in any of the Documents) shall survive the Closing and continue in full force until fully performed in accordance with their terms.

10.3  Investigation.  The representations, warranties, covenants and agreements set forth in this Agreement and the other Documents shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made.  All statements contained herein or in any of the other Document, shall be deemed to be representations and warranties for purposes of this Agreement.

10.4  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)   “Event of Indemnification” shall mean the following:

(i)   The untruth, inaccuracy or breach of any representation or warranty contained in this Agreement or in any of the other Documents;

(ii)   The breach of any covenant, agreement or condition of the Seller contained in this Agreement or in any of the other Documents; or

(iii)   Any other Liabilities of the Seller or relating to the Business not expressly included in the Assumed Liabilities.

(b)   “Indemnified Persons” shall mean and include the Purchaser and its Affiliates, successors and assigns, and the respective officers, directors, agents and employees of each of the foregoing.

(c)   “Indemnifying Persons” shall mean and include each of the Seller and the Noteholders and their successors, assigns, heirs, legal representatives and estate.

(d)   “Losses” shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees), assessments, Taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter that is the subject of indemnification under Section 10.5 hereof.

10.5  Indemnification Generally; Limitations.  The Indemnifying Persons shall severally, but not jointly indemnify the Indemnified Persons from and against any and all Losses arising from or in connection with any Event of Indemnification with respect to the Indemnified Persons, which shall be paid promptly by the Indemnifying Persons, provided that, (a) except with respect to fraud, intentional or willful misrepresentation or a breach of Section 4.5, the maximum aggregate liability of the Indemnifying Person shall be equal to the Escrow Shares; (b) the maximum liability for a breach of the representation of Section 4.5 for each of the Indemnifying Person shall be equal to the aggregate consideration received by such Indemnifying Person; (c) no Indemnifying Person shall be liable, and no claim for indemnification may be asserted for any loss of profits or earnings or consequential damages; and (d) no Indemnifying Person shall be liable under this Article X until Losses exceed $25,000 in the aggregate, at which time the Indemnifying Persons shall be obligated to indemnify the Indemnified Person for all Losses, subject to the limitations set forth in Section 10.5(a), (b) and (c) above, inclusive of such $25,000.  The amount of any Losses incurred or suffered shall be reduced by any related Tax benefits actually realized by an Indemnified Party, including the present value of future Tax benefits (the present value of such benefits to be determined based on 10% discount rate).  Except with respect to fraud, intentional or willful misrepresentation, by or on behalf of the Seller or an Indemnifying Person, an Indemnified Person’s right to indemnification under this Article X constitutes such Indemnified Person’s sole and exclusive remedy from such Indemnified Person for Losses with respect to any inaccuracy in, or breach of, any representation or warranty or breach of any covenant, agreement, obligation or undertaking of the Seller or such Indemnifying Person in this Agreement or in any certificate, instrument, document or agreement delivered by or on behalf of an Indemnifiying Person or the Seller pursuant to or in connection with this Agreement.  Notwithstanding any of the foregoing, nothing contained in this Section 10.5 shall in any way limit, impair, modify or otherwise affect the rights of the Indemnified Persons (including rights available under the Securities Act or the Exchange Act) nor shall there be any limitation of liability of Indemnifying Persons in connection with any of such rights of the Indemnified Persons (A) to bring any claim, demand, suit or cause of action otherwise available to the Indemnified Persons based upon an allegation or allegations that the Seller and/or the Indemnifying Persons, or any of them, had an intent to defraud or made a willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby or (B) to enforce any judgment of a court of competent jurisdiction which finds or determines that the Seller and/or the Indemnifying Persons, or any of them, had an intent to defraud or made a willful misrepresentation or omission of a material fact in connection with this Agreement and the transactions contemplated hereby.  Any Losses entitled to be recovered by an Indemnified Person pursuant to this Article X shall be satisfied first against the Escrow Shares and in the case of fraud, intentional or willful misrepresentation, by or on behalf of the Seller or an Indemnifying Person or a breach of the representations of Section 4.5, any Losses entitled to be recovered by an Indemnified Person shall be satisfied first against the Escrow Shares and then the Purchase Shares.  For the purposes of this Article X, the value of one Escrow Share (or one Purchase Share, if applicable) shall be the average of the closing price of the Purchaser’s Common Stock for the twenty trading days immediately preceding, and the twenty trading days immediately following, the date the Indemnified Person makes a claim pursuant to this Article X.

10.6  Assertion of Claims.  No claim shall be brought under Section 10.5 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 10.7 of any Third Party Claim, the existence of which might give rise to such a claim but the failure so to provide such notice to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim).  Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Section 10.5 hereof.

10.7  Noteholders’ Representative.

(a)   The Noteholders’ Representative shall be constituted and appointed as agent for and on behalf of the Noteholders to give and receive notices and communications, to authorize delivery to Purchaser of the Escrow Shares from the Escrow Fund in satisfaction of indemnification claims by any of the Indemnified Persons, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Noteholders’ Representative for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days’ prior written notice to Purchaser.  No bond shall be required of the Noteholders’ Representative, and the Noteholders’ Representative shall receive no compensation for his services.  Notices or communications to or from the Noteholders’ Representative regarding indemnification claims under this Article X for which an Indemnified Person is seeking recovery from the Escrow Fund shall constitute notice to or from each of the Noteholders.

(b)   The Noteholders’ Representative shall not be liable for any act done or omitted hereunder as Noteholders’ Representative (i) while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith or (ii) in the absence of gross negligence or bad faith.  The Noteholders shall severally indemnify and hold the Noteholders’ Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Noteholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Noteholders’ Representative.  If not paid directly to the Noteholders’ Representative by the Noteholders, such losses, liabilities or expenses may be recovered by the Noteholders’ Representative after the termination date of the Escrow Fund from Escrow Fund otherwise distributable to the Noteholders (and not distributed or distributable to any Indemnified Person or subject to a pending indemnification claim of any Indemnified Person) following the such termination date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Noteholders according to their respective pro rata shares.

(c)   The Noteholders’ Representative shall have reasonable access to information about Seller and the reasonable assistance of the Purchaser’s or its successor’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Noteholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about Seller to anyone (except on a need to know basis to individuals who agree to treat such information confidentially or solely as reasonably necessary in the performance of its duties hereunder to resolve an indemnification claim hereunder, provided that the Noteholders’ Representative uses its best efforts to minimize the public disclosure of such nonpublic information).

(d)   Purchaser acknowledges that the Noteholders’ Representative may have a conflict of interest with respect to his duties as Noteholders’ Representative, and in such regard the Noteholders’ Representative has informed Purchaser that he will act in the best interests of the Noteholders.

10.8  Actions of the Noteholders’ Representative.  A decision, act, consent or instruction of the Noteholders’ Representative shall constitute a decision of all Noteholders for whom the Purchase Shares otherwise payable to them is deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Noteholders, and the Escrow Agent and Purchaser may rely upon any decision, act, consent or instruction of the Noteholders’ Representative as being the decision, act, consent or instruction of each and every such Noteholder.  The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Noteholders’ Representative.

10.9  Notice and Defense of Third Party Claims.  Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)   The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim that might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known.  Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand or any other document or instrument.  Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Persons will not relieve the Indemnifying Persons from any liability which they may have to the Indemnified Persons under this Agreement or otherwise (unless and only to the extent that such failure directly results in the loss or compromise of any rights or defenses of the Indemnifying Persons and they were not otherwise aware of such action or claim).

(b)   The Indemnifying Persons shall have the right to assume the defense of any such Third Party Claim.  Notwithstanding the foregoing, an Indemnifying Persons may not assume the defense of any such Third Party Claim if the claim (i) is reasonably likely to result in imprisonment of the Indemnified Persons, (ii) is reasonably likely to result in a criminal penalty or fine against the Indemnified Persons the consequences of which would have a Material Adverse Effect on the Indemnified Persons unrelated to the size of such penalty or fine, or (iii) is reasonably likely to result in an equitable remedy which would have a Material Adverse Effect on the Indemnified Persons.  If Indemnifying Persons assume the defense of such Third Party Claim, such Indemnifying Persons shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the Indemnified Persons and shall, in their sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding, provided, however, that (A) any counsel chosen by such Indemnifying Persons to conduct such defense shall be reasonably satisfactory to the Indemnified Persons and (B) the Indemnifying Persons will not, without the written consent of the Indemnified Persons, consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the Indemnified Persons from all liability with respect thereto.  The Indemnified Persons may participate in such proceeding and retain separate co-counsel at its their sole cost and expense, provided, however, that the Indemnifying Persons shall be responsible for the reasonable fees and expenses of one separate co-counsel for the Indemnified Persons to the extent the Indemnified Persons are advised by counsel that either (1) the counsel the Indemnifying Persons have selected has a conflict of interest or (2) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Persons).  Failure by an Indemnifying Persons to notify the Indemnified Persons of their election to defend any such Third Party Claim within 30 days after notice of the Third Party Claim shall have been given to such Indemnifying Persons by the Indemnified Persons shall be deemed a waiver by such Indemnifying Persons of their right to defend such claim or action.

(c)   If no Indemnifying Persons are permitted to or do not elect to assume the defense, or do not diligently pursue the defense of, a Third Party Claim, the Indemnified Persons shall diligently defend against such Third Party Claim in such manner as they may deem appropriate.  Any counsel chosen by such Indemnified Persons to conduct such defense must be reasonably satisfactory to the Indemnifying Persons and only one counsel shall be retained to represent all Indemnified Persons in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending).

ARTICLE XI

MISCELLANEOUS

11.1  Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to the Purchaser to:	St. Bernard Software, Inc.
15015 Avenue of Science
San Diego, CA 92128
Attn: President
Facsimile: 858-676-2299

With a copy to:	Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
5 Palo Alto Square, 6th Floor
3000 El Camino Real
Palo Alto, CA 94306
Attn: Brady Berg
Facsimile: 650-251-7739

If to the Seller to:	Red Condor, Inc.
1300 Valley House Drive, Suite 115
Rohnert Park, CA 94928
Facsimile: 707-324-6159
Attn: ________________

With a copy to:	Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025-1105
Attn: Kathy Fields
Facsimile: 650.853.1038

If to the Noteholder:	Such address listed opposite such
Noteholder’s name on Schedule I

All notices, requests, consents and other communications hereunder shall be deemed to have been (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (b) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by certified mail, on the 5th business day following the day such mailing is made.

11.2   Entire Agreement.  The Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.3   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

11.4   Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries or Affiliates (in which event, representations and warranties relating to the Purchaser shall be appropriately modified).

11.5   Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

11.6   Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

11.7   No Third Party Beneficiary.  Except as provided in Section 10.2, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.8   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.9   Publicity.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser and the Seller, except as may be required by Law, the SEC rules or regulations, or any listing agreement related to the trading of the shares of such party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The parties shall cooperate as to the timing and contents of any such press release or public announcement.

11.10   Governing Law; Jurisdiction.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Law of the State of California without giving effect to the conflict of law principles thereof.    Any legal action or proceeding with respect to this Agreement shall be brought in the courts of State of California or of the United States of America located in San Diego County, California.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereby irrevocably waive an objection or defense that they now or hereafter have to the assertion of personal jurisdiction by any court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings.

11.11   Judicial Reference.  THE PARTIES DESIRE THAT THEIR CLAIMS OR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO AGREE THAT A JUDICIAL REFEREE WILL BE APPOINTED UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 631 TO DETERMINE ANY FACTUAL ISSUES IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN SELLER AND PURCHASER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE AGREEMENT OR THE TRANSACTIONS RELATED THERETO.  SELLER AND PURCHASER SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS, WHO SHALL HEAR THE DISPUTE EXCLUSIVELY IN SAN DIEGO COUNTY IN THE STATE OF CALIFORNIA.  IN THE EVENT THAT SELLER AND PURCHASER CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT.  SELLER, ON THE ONE HAND, AND PURCHASER, ON THE OTHER HAND, SHALL EQUALLY BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION

11.12   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.  This Agreement may be executed by facsimile with the same validity as if it were an ink-signed document.

11.13   Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.14   Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

11.15   No Brokers.  The Purchaser shall indemnify and hold harmless the Seller from any liability for any commission or compensation in the nature of a broker's, finder's, investment banking or similar fees, commissions or expenses (and the costs and expenses of defending against such liability or asserted liability) for which the Seller or any of its constituent partners, members, officers, directors, employees or representatives are responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 6.5.

11.16   Bulk Sales Law.  The Seller warrants and agrees to pay and discharge when due all claims of creditors, which could be asserted against the Purchaser by reason of all applicable bulk sale, bulk transfer or similar laws in all jurisdictions.  The Seller shall indemnify and agree to hold Purchaser harmless from, against and in respect of (and shall on demand, reimburse Purchaser for) any losses, damages or expenses suffered or incurred by Purchaser by reason of the failure of the Seller to pay or discharge such claims.  As a condition precedent of the payment by the Purchaser of the Purchase Price, the Seller shall furnish to the Purchaser such evidence as the Purchaser shall reasonably request in order to confirm that the provisions of this section have been complied with.

11.17   Further Assurances.  At any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, the Purchased Assets.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER

ST. BERNARD SOFTWARE, INC.

By:	/s/ Louis Ryan
Louis Ryan
President and Chief Executive Officer

SELLER

RED CONDOR, INC.

By: /s/ Mike Hodges

Name: Mike Hodges

Title: Chairman

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

WITH RESPECT TO SECTION 2.6 AND ARTICLES V AND X ONLY

NOTEHOLDERS

ATA VENTURES II, L.P.
ATA AFFILIATES FUND II, L.P.
ATA INVESTMENT FUND II, L.P.

By its General Partner, ATA Management II, LLC

By: /s/ Hatch Graham

Name: Hatch Graham

Title: Managing Director

By: /s/ Mike Hodges

Name: Mike Hodges

Title: Chairman

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

WITH RESPECT TO SECTION 2.6 AND ARTICLES V AND X ONLY

NOTEHOLDERS

RWI VENTURES II, L.P.

By its General Partner, RWI Ventures Management II LLC

By: /s/ William R. Baumel

Name: William R. Baumel

Title: Managing Director

DONALD AND MAUREEN GREEN LIVING TRUST

By: /s/ Donald Green

Name: Donald Green

Title: Trustee

THOMAS STEDING

/s/ Thomas Steding
Name: Thomas Steding